EXHIBIT 99.4


                               AMENDMENT NO. 1
                                     TO
CON-WAY 2005 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS (FORMERLY
                THE CNF INC. 2005 DEFERRED COMPENSATION PLAN
                         FOR NON-EMPLOYEE DIRECTORS)


     The CNF Inc. 2005 Deferred Compensation Plan for Non-Employee Directors (the "Plan"), is hereby amended as follows, pursuant to Section 6.2:

     1. The name of the Plan is changed to the Con-way 2005 Deferred Compensation Plan for Non-Employee Directors, effective April 18, 2006.

     2. The following additional definitions are added to Article 1, with appropriate Section numbering and renumbering:

     "Dividend Equivalent" means an amount representing the dividend paid on that number of shares of Common Stock equal to the number of Phantom Stock Units credited to a Participant's Phantom Stock Account as of the record date for such dividend.

     "Dollar-Denominated Account" shall mean that portion of a Participant's Account Balance that is not credited to such Participant's Phantom Stock Account.

     "Investment Change" has the meaning specified in Section 3.3.

     "Phantom Stock Account" shall mean that portion of a Participant's Account Balance which is credited with Phantom Stock Units as set forth in Section 3.5(b).

     "Phantom Stock Unit" shall mean a unit which shall at all times be equal in value to one whole share of Common Stock.

     3. Sections 3.3 through 3.7 are redesignated as Sections 3.4 through 3.8, and a new Section 3.3 is added to read as follows, effective January 1, 2007:

     3.3 Annual Election of Phantom Stock Units. If permitted by the Directors Affairs Committee, during December of each Plan Year prior to the commencement of installment payments, each currently eligible Participant who has an Account Balance shall have the opportunity to elect (an "Investment Change") to transfer all or a portion of such Participant's Dollar-Denominated Account to such Participant's Phantom Stock Account. The amount to be subject to an Investment Change may be determined as a dollar amount or a percentage of the Participant's Dollar-Denominated Account;
           provided, however, that no less than five thousand dollars ($5,000) may be made subject to an Investment Change. The Participant may elect to convert amounts credited to one or more Plan Year Account Balances, in any order selected by the Partici-pant. Each Investment Change made pursuant to this Section 3.3 shall be irrevocable. An Investment Change shall be effective as of February 1 of the Plan Year in which the election is made. The number of Phantom Stock Units to be credited to a Participant's Phantom Stock Account pursuant to an Investment Change shall be determined in accordance with Section 3.5(b).

     4. Section 3.5 (the redesignated Section 3.4) is amended to read as follows, effective January 1, 2007:

     3.5 Returns Prior to Distribution. Prior to any distribution of benefits under Articles 4 or 5, returns shall be credited to a Participant's Account Balance as follows:

          (a) Dollar-Denominated Account for Plan Year Account Balances for 2005 and 2006.

               (i) This subsection 3.5(a) shall apply to Plan Year Account Balances for 2005 and 2006, except as otherwise provided in subsection 3.5(c).

               (ii) With respect to the portion of the portion of the Annual Deferral Amounts that were credited to the Participant's Dollar-Denominated Account, returns shall be compounded quarterly commencing as of the time withheld according to Section 3.4. The rate of return on the Account Balance shall be the published prime rate of the Bank of America N.T. & S.A. as of the last day of each calendar quarter. In the event of death or a Termination of Service prior to the end of a calendar quarter, that calendar quarter's return will be calculated using a fraction of a full calendar quarter's return, based on the number of days the Participant was a Director during the calendar quarter prior to the occurrence of such event.

          (b) Dollar-Denominated Account for Plan Year Account Balances for Plan Years after 2006.

               (i) This subsection 3.5(b) shall apply to Plan Year Account Balances for Plan Years after 2006, except as otherwise provided in subsection 3.5(c).

               (ii) The Con-way Administrative Committee shall designate a group of investments (and may make changes to the designated group of investments from time to time as it deems appropriate) from which Participants may select. Company stock shall not be designated as an available investment. The performance of the investments selected by the Participant will determine the gains or losses that will be attributed to such Participant's Dollar-Denominated Account. The Con-way Administrative Committee shall report to the Compensation Committee of the Board from time to time with respect to the designated investments (and changes in designated investments), including an explanation of the reasons for the designation (or change in designation).

          (c) Election with respect to Dollar-Denominated Account for Plan Year Account Balances for 2005 and 2006. Notwithstanding subsections 3.5(a) and (b), a Participant may elect to have any portion of the Participant's Dollar-Denominated Account for Plan Year Account Balances for 2005 and 2006 treated for purposes of Section 3.5(b)(ii) and Section 3.7 as a Dollar-Denominated Account for Plan Year Account Balances for Plan Years after 2006. After any such election becomes effective, the performance of the investments selected by the Participant from the designated group of investments will determine the gains or losses that will be attributed to that portion of such Participant's Dollar-Denominated Account. Any such election shall take effect as of the beginning of the first calendar quarter beginning after the election is made and shall be irrevocable.

          (d) Phantom Stock Account. A Participant's Phantom Stock Account shall consist of that number of Phantom Stock Units credited with respect to (i) amounts transferred pursuant to an Investment Change in accordance with Section 3.3 and (ii) Dividend Equivalents credited in respect of Phantom Stock Units previously credited to the Participant's Phantom Stock Account, in each case as set forth below:

               (i) The number of Phantom Stock Units to be credited to a Participant's Phantom Stock Account pursuant to an Investment Change shall be determined by dividing (A) the dollar amount subject to the Investment Change by
                     (B) the Fair Market Value per share of Common Stock as of February 1 of the Plan Year to which the Investment Change relates; and

               (ii) The number of Phantom Stock Units to be credited to a Participant's Phantom Stock Account in respect of Dividend Equivalents shall be equal to (A) the per share dividend paid on a share of Common Stock, multiplied by
                     (B) the number of Phantom Stock Units credited to the Participant's Phantom Stock Account as of the record date for such dividend, divided by (C) the Fair Market Value per share of Common Stock as of the payment date for such dividend, such crediting to be made as of such payment date.

     IN WITNESS WHEREOF, Con-way Inc. has amended the Plan as of January 1,
2007.

                               CON-WAY INC.


                               By:
                                 Jennifer W. Pileggi, Senior Vice President,
                                 General Counsel and Secretary

                                 Dated:  December __, 2006